Exhibit 99.6

Board of Directors

International Assets Holding Corporation

220 East Central Parkway

Suite 2060

Altamonte Springs, FL 32701

Gentlemen:

The undersigned understands that International Assets Holding Corporation (the “Company”) intends to appoint the undersigned as a member of the Company’s board of directors. The undersigned hereby consents to be named as a director nominee in the Registration Statement on Form S-4 and to serve as a director of the Company if appointed.

Sincerely,

/s/ Paul G. Anderson
Paul G. Anderson